Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 9, 2000

Dear Sir/Madam,

We have read the first two (2) paragraphs of Item 4 included in the Form 8-K dated May 3, 2000 of Employee Solutions, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

                                        Very truly yours,

                                        /s/ ARTHUR ANDERSEN


Copy to: Mr. John V. Prince, CFO, Employee Solutions, Inc.